Exhibit 12.1
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED)

Successor
Nine Months Ended September 30, 2013
(in millions)
Fixed Charges:
Interest cost and debt expense	$72
Interest allocable to rental expense (1)	4
Total	$76
Earnings:
Income before income tax expense (2)	$392
Income before income tax expense attributable to noncontrolling interests	(12)
Equity in income of 50 percent or less owned affiliated companies	(15)
Dividends received from 50 percent or less owned affiliated companies (3)	10
Fixed charges	76
Interest capitalized	(14)
Amortization of previously capitalized interest	1
Total	$438

Ratio of Earnings to Fixed Charges	5.8
(1) Represents one-third of the total operating lease rental expense which is that portion deemed to be interest.
(2) Represents income before income tax expense for all consolidated entities, including Inland Corporation, Mid-Valley Pipeline Company and West Texas Gulf Pipe Line Company.
(3) Represents dividends received from equity-method investments, which excludes dividends from Inland Corporation, Mid-Valley Pipeline Company and West Texas Gulf Pipe Line Company.